Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-196223 and No. 333-213905), and Form S-8 (Nos. 333-166315, 333-180368 and 333-183294) of VEON Ltd. of our report dated March 15, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 20-F for the year ended December 31 2017 of VEON Ltd.  We also consent to the reference to us under the heading “Selected Financial Data” in this Annual Report on Form 20-F.

Amsterdam, the Netherlands

March 15, 2018

PricewaterhouseCoopers Accountants N.V.

/s/ F.P. Izeboud RA, CPA

F.P. Izeboud RA, CPA

PricewaterhouseCoopers Accountants N.V., Thomas R. Malthusstraat 5, 1066 JR Amsterdam, P.O. Box 90357, 1006 BJ Amsterdam, the Netherlands

T: +31 (0) 88 792 00 20, F: +31 (0) 88 792 96 40, www.pwc.nl

‘PwC’ is the brand under which PricewaterhouseCoopers Accountants N.V. (Chamber of Commerce 34180285), PricewaterhouseCoopers Belastingadviseurs N.V. (Chamber of Commerce 34180284), PricewaterhouseCoopers Advisory N.V. (Chamber of Commerce 34180287), PricewaterhouseCoopers Compliance Services B.V. (Chamber of Commerce 51414406), PricewaterhouseCoopers Pensions, Actuarial & Insurance Services B.V. (Chamber of Commerce 54226368), PricewaterhouseCoopers B.V. (Chamber of Commerce 34180289) and other companies operate and provide services. These services are governed by General Terms and Conditions (‘algemene voorwaarden’), which include provisions regarding our liability. Purchases by these companies are governed by General Terms and Conditions of Purchase (‘algemene inkoopvoorwaarden’). At www.pwc.nl more detailed information on these companies is available, including these General Terms and Conditions and the General Terms and Conditions of Purchase, which have also been filed at the Amsterdam Chamber of Commerce.